SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 3

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                           ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                  June 16, 2009
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 2 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 191,925 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 191,925 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 191,925 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.30%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 3 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 347,826 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 347,826 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 347,826 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.54%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 4 OF 45

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 24,845 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 24,845 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 24,845 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.04%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 5 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 625,466 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 625,466 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 625,466 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.97%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 6 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Healthcare Fund LP
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 1,521,118 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 1,521,118 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 1,521,118 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  2.35%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 7 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Healthcare International Ltd.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 2,237,267 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  3.45%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 8 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       MHD Management Co.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 191,925 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 191,925 Common Shares
--------------------------------------------------------------------------------
       (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Warrants exercisable into 191,925 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.30%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 9 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 347,826 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 347,826 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 347,826 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.54%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IA

--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 10 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 625,466 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 625,466 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 625,466 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  0.97%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 11 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Group LLC
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 1,521,118 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 1,521,118 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 1,521,118 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  2.35%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 12 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Management Partners LP
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 2,237,267 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  3.45%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                               PAGE 13 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 2,237,267 Common Shares
OWNED BY                --------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 2,237,267 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  3.45%
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 14 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(1)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(1) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 15 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Marvin H. Davidson
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(2)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(2) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 16 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(3)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(3) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 17 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Scott E. Davidson
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(4)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(4) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 18 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Michael J. Leffell
--------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(5)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(5) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 19 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Timothy I. Levart
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(6)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(6) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 20 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(7)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(7) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 21 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Eric P. Epstein
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(8)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(8) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 22 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(9)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(9) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 23 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Avram Z. Friedman
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(10)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(10) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 24 OF 45


--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Conor Bastable
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]
                                                         (b) [X]
--------------------------------------------------------------------------------
(3)    SEC USE ONLY
--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES                  --------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        Warrants exercisable into 4,948,447 Common Shares
OWNED BY                --------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING               --------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             Warrants exercisable into 4,948,447 Common Shares
--------------------------------------------------------------------------------
       (10)  CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
       (11)  PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                  4.99%(11)
--------------------------------------------------------------------------------
       (12)  TYPE OF REPORTING PERSON
                                  IN
--------------------------------------------------------------------------------



(11) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 25 OF 45


--------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Elite Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  165 Ludlow Avenue
                  Northvale, NJ 07647

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

             (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

             (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

             (iii)    M. H. Davidson & Co., a New York limited partnership
                      ("CO");

             (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

             (v) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

             (vi) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

             (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

             (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

             (ix)      Davidson Kempner International Advisors, L.L.C., a
                      Delaware limited liability company and the manager of DKIL ("DKIA");

             (x) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

             (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 26 OF 45


             (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

             (xiii) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram
                      Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).   CITIZENSHIP:

             (i)     DKP - a New York limited partnership

             (ii)    DKIP - a Delaware limited partnership

             (iii)   CO - a New York limited partnership

             (iv)    DKIL - a British Virgin Islands corporation

             (v)     DKHF - a Delaware limited partnership

             (vi)    DKHI - a Cayman Islands corporation

             (vii)   MHD - a New York limited partnership

             (viii)  DKAI - a New York corporation

             (ix)    DKIA - a Delaware limited liability company

             (x)     DKG - a Delaware limited liability company

             (xi)    DKMP - a Delaware limited partnership

             (xii)   DKS - a Delaware limited liability company

             (xiii)  Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 27 OF 45


             (xiv)   Marvin H. Davidson - United States

             (xv)    Stephen M. Dowicz - United States

             (xvi)   Scott E. Davidson -United States

             (xvii)  Michael J. Leffell - United States

             (xviii) Timothy I. Levart - United Kingdom & United States

             (xix)   Robert J. Brivio, Jr. - United States

             (xx)    Eric P. Epstein - United States

             (xxi)   Anthony A. Yoseloff - United States

             (xxii)  Avram Z. Friedman - United States

             (xxiii) Conor Bastable - United States

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

       COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).   CUSIP NUMBER:

       28659T200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)[ ]   Broker or dealer registered under Section 15 of the Act;

             (b)[ ]   Bank as defined in Section 3(a)(6) of the Act;

             (c)[ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act;

             (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

             (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                      see Rule 13d-1(b)(1)(ii)(E);

             (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                      Rule 13d-1(b)(1)(ii)(F);

             (g)[ ]   Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G);

             (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 28 OF 45


             (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

             (j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

     Subject to the Ownership Limitation (as defined below), the Principals may be deemed to beneficially own Warrants exercisable into 4,948,447 Common Shares as a result of their voting and dispositive power over the Warrants exercisable into 4,948,447 Common Shares beneficially owned by DKP, DKIP, DKIL, CO, DKHF and DKHI.

     DKIA may be deemed to beneficially own Warrants exercisable into 625,466 Common Shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own Warrants exercisable into 347,826 Common Shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own Warrants exercisable into 191,925 Common Shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own Warrants exercisable into 1,521,118 Common Shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own Warrants exercisable into 2,237,267 Common Shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

     As set forth in each Common Stock Purchase Warrant held by the Reporting Persons, the number of Common Shares into which the Warrants are exercisable is limited to that number of Common Shares which would result in the Reporting Persons having aggregate beneficial ownership of not more than 4.99% of the total issued and outstanding shares of Common Shares (the "Ownership Limitation").

     A. DKP

        (a) Amount beneficially owned: Warrants exercisable into 191,925 Common Shares

        (b) Percent of class: 0.30%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 191,925 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 191,925 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 29 OF 45


     B. DKIP

        (a) Amount beneficially owned: Warrants exercisable into 347,826 Common Shares

        (b) Percent of class: 0.54%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 347,826 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 347,826 Common Shares

     C. CO

        (a) Amount beneficially owned: Warrants exercisable into 24,845 Common Shares

        (b) Percent of class: 0.04%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 24,845 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 24,845 Common Shares

     D. DKIL

        (a) Amount beneficially owned: Warrants exercisable into 625,466 Common Shares

        (b) Percent of class: 0.97%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 625,466 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 30 OF 45


            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 625,466 Common Shares

     E. DKHF

        (a) Amount beneficially owned: Warrants exercisable into 1,521,118 Common Shares

        (b) Percent of class: 2.35%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 1,521,118 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 1,521,118 Common Shares

     F. DKHI

        (a) Amount beneficially owned: Warrants exercisable into 2,237,267 Common Shares

        (b) Percent of class: 3.45%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 2,237,267 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 31 OF 45


            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 2,237,267 Common Shares

     G. MHD

        (a) Amount beneficially owned: Warrants exercisable into 191,925 Common Shares

        (b) Percent of class: 0.30%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 191,925 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: Warrants exercisable into 191,925 Common Shares

     H. DKAI

        (a) Amount beneficially owned: Warrants exercisable into 347,826 Common Shares

        (b) Percent of class: 0.54%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 347,826 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 347,826 Common Shares

     I. DKIA

        (a) Amount beneficially owned: Warrants exercisable into 625,466 Common Shares

        (b) Percent of class: 0.97%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 625,466 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 32 OF 45


            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 625,466 Common Shares

     J. DKG

        (a) Amount beneficially owned: Warrants exercisable into 1,521,118 Common Shares

        (b) Percent of class: 2.35%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 1,521,118 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 1,521,118 Common Shares

     K. DKMP

        (a) Amount beneficially owned: Warrants exercisable into 2,237,267 Common Shares

        (b) Percent of class: 3.45%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 2,237,267 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 2,237,267 Common Shares

     L. DKS

        (a) Amount beneficially owned: Warrants exercisable into 2,237,267 Common Shares

        (b) Percent of class: 3.45%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 33 OF 45


            (ii) shared power to vote or to direct the vote: Warrants exercisable into 2,237,267 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 2,237,267 Common Shares

     M. Thomas L. Kempner, Jr.

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(12)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     N. Marvin H. Davidson

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(13)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     O. Stephen M. Dowicz

            (a) Amount beneficially owned: Warrants exercisable into 4,948,447
                Common Shares



---------------
(12) Subject to the Ownership Limitation (as defined herein).

(13) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 34 OF 45


        (b) Percent of class: 4.99%(14)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     P. Scott E. Davidson

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(15)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     Q. Michael J. Leffell

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(16)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0



---------------
(14) Subject to the Ownership Limitation (as defined herein).

(15) Subject to the Ownership Limitation (as defined herein).

(16) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 35 OF 45


            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     R. Timothy I. Levart

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(17)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     S. Robert J. Brivio, Jr.

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(18)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     T. Eric P. Epstein

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(19)

        (c) Number of shares as to which such person has:



---------------
(17) Subject to the Ownership Limitation (as defined herein).

(18) Subject to the Ownership Limitation (as defined herein).

(19) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 36 OF 45


            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     U. Anthony A. Yoseloff

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(20)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

     V. Avram Z. Friedman

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(21)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares



---------------
(20) Subject to the Ownership Limitation (as defined herein).

(21) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 37 OF 45


     W. Conor Bastable

        (a) Amount beneficially owned: Warrants exercisable into 4,948,447 Common Shares

        (b) Percent of class: 4.99%(22)

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: Warrants exercisable into 4,948,447 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  Warrants exercisable into 4,948,447 Common Shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.



---------------
(22) Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 38 OF 45


ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 682406103                                                PAGE 39 OF 45


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  July 7, 2009               DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INTERNATIONAL,
                                    LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 682406103                                                PAGE 40 OF 45


                                    DAVIDSON KEMPNER HEALTHCARE
                                    FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER HEALTHCARE
                                    INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /S/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    DAVIDSON KEMPNER INTERNATIONAL
                                    ADVISORS, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK GROUP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 682406103                                                PAGE 41 OF 45


                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Thomas L. Kempner, Jr.

                                    /s/ Marvin H. Davidson
                                    --------------------------
                                    Marvin H. Davidson

                                    /s/ Stephen M. Dowicz
                                    --------------------------
                                    Stephen M. Dowicz

                                    /s/ Scott E. Davidson
                                    --------------------------
                                    Scott E. Davidson

                                    /s/ Michael J. Leffell
                                    --------------------------
                                    Michael J. Leffell

                                    /s/ TIMOTHY I. LEVART
                                    Timothy I. Levart

                                    /s/ Robert J. Brivio, Jr.
                                    -------------------------
                                    Robert J. Brivio, Jr.

                                    /s/ Eric P. Epstein
                                    --------------------------
                                    Eric P. Epstein

                                    /s/ Anthony A. Yoseloff
                                    --------------------------
                                    Anthony A. Yoseloff

                                    /s/ Avram Z. Friedman
                                    --------------------------
                                    Avram Z. Friedman

                                    /s/ Conor Bastable
                                    --------------------------
                                    Conor Bastable

Schedule 13G
CUSIP No. 682406103                                                PAGE 42 OF 45

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  July 7, 2009               DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title:    President

                                    M.H. DAVIDSON & CO.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 682406103                                                PAGE 43 OF 45


                                    DAVIDSON KEMPNER HEALTHCARE
                                    FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER HEALTHCARE
                                    INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    DAVIDSON KEMPNER INTERNATIONAL
                                    ADVISORS, L.L.C.

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G
CUSIP No. 682406103                                                PAGE 44 OF 45


                                    DK GROUP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /s/ Thomas L. Kempner, Jr.
                                    --------------------------
                                    Thomas L. Kempner, Jr.

                                    /s/ Marvin H. Davidson
                                    --------------------------
                                    Marvin H. Davidson

                                    /s/ Stephen M. Dowicz
                                    --------------------------
                                    Stephen M. Dowicz

                                    /s/ Scott E. Davidson
                                    --------------------------
                                    Scott E. Davidson

                                    /s/ Michael J. Leffell
                                    --------------------------
                                    Michael J. Leffell

                                    /s/ Timothy I. Levart
                                    --------------------------
                                    Timothy I. Levart

                                    /s/ ROBERT J. BRIVIO, JR.
                                    -------------------------
                                    Robert J. Brivio, Jr.

                                    /s/ Eric P. Epstein
                                    -------------------------
                                    Eric P. Epstein

                                    /s/ Anthony A. Yoseloff
                                    -------------------------
                                    Anthony A. Yoseloff

                                    /s/ Avram Z. Friedman
                                    -------------------------
                                    Avram Z. Friedman

Schedule 13G
CUSIP No. 682406103                                                PAGE 45 OF 45


                                    /s/ Conor Bastable
                                    -------------------------
                                    Conor Bastable